Filed pursuant to Rule 424(b)(3) File No. 333-121351

Prospectus Supplement No. 2 dated May 5, 2006 to

Prospectus dated February 14, 2006

GOLDEN WEST BREWING COMPANY, INC.

1,000,000 Shares of Common Stock

     This Prospectus Supplement No. 2 is part of the Prospectus dated February 14, 2006 relating to an offering of up to 1,000,000 shares of common stock, as modified by Prospectus Supplement No. 1 dated April 12, 2006.

Extension of Offering Period

     The Board of Directors of the Company has approved an extension of the Offering Period of the Offering covered by the Prospectus.

     As a result of the extension, the Offering will now terminate on the earlier of (i) August 3, 2006 or (ii) the sale of the Maximum Offering of 1,000,000 shares of common stock.

     This Prospectus Supplement should be read in conjunction with our Prospectus dated February 14, 2006 and Prospectus Supplement No. 1 dated April 12, 2006.

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